Exhibit II
to
Schedule 13G
Joint Filing Agreement
And
Power of Attorney
The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated February 9, 2011 in connection with their beneficial ownership of ProShares Ultra Utilities. Each of the undersigned authorizes and appoints each of Wade M. Voigt, Paul B. Goucher, Scott R. Plummer, Eric T. Brandt, Amy Johnson, attorney-in-fact and agent, with full power of substitution and resubstitution, for in name and stead, to sign and file with the US Securities and Exchange Commission (the “SEC”) the Schedule 13G to which this Exhibit is attached or further amendments thereto, and any and all applications or other documents to be filed with the SEC pertaining thereto, including, but not limited to, such applications as may be necessary to file electronically with the SEC, with full power and authority to do and perform all acts and things requisite and necessary to be done in connection therewith.

Ameriprise Financial, Inc.
By:	/s/ Wade M. Voigt
Wade M. Voigt
Director — Fund Administration

Securities America Financial Corporation
By:	/s/ Terrance DeWald
	Name:	Terrance DeWald
	Title:	Senior Vice President and General Counsel

Securities America Advisors, Inc.
By:	/s/ Terrance DeWald
	Name:	Terrance DeWald
	Title:	Senior Vice President and General Counsel